UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 11, 2012

Toll Brothers, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09186	23-2416878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Gibraltar Road, Horsham, PA		19044
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (215) 938-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Exchangeable Senior Notes Indenture

On September 11, 2012, Toll Brothers Finance Corp. (“Toll Brothers Finance”), a subsidiary of Toll Brothers, Inc. (the “Company”) closed its private offering of $250,000,000 in aggregate principal amount of 0.50% exchangeable senior notes due 2032 (the “Notes”). Toll Brothers Finance has granted the initial purchasers an option to purchase up to an additional $37.5 million aggregate principal amount of Notes within 12 days of the initial issuance of the Notes.

The Notes are exchangeable for shares of the Company's common stock, par value $0.01 per share (the “Common Stock”) at an initial exchange rate of 20.3749 shares per $1,000 principal amount of Notes, corresponding to an initial exchange price of approximately $49.08 per share of Common Stock, which is equivalent to a 50.0% exchange premium based on the closing price of $32.72 per share of the Common Stock on the New York Stock Exchange on the date of pricing, which was September 4, 2012. The exchange rate (and thus the exchange price) is subject to customary anti-dilution adjustments.

The Notes were issued under an indenture (the “Indenture”) dated as of September 11, 2012, among Toll Brothers Finance, as issuer, the guarantors named therein, including the Company, and The Bank of New York Mellon, as trustee. The Notes are senior unsecured obligations of Toll Brothers Finance and are fully and unconditionally guaranteed, jointly and severally, on an unsecured and unsubordinated basis by the Company and all of the Company's subsidiaries that are guarantors under the revolving credit facility of First Huntingdon Finance Corp., an indirect, wholly-owned subsidiary of the Company. The Notes rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of Toll Brothers Finance. The guarantees rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the guarantors.

Interest is payable on the Notes semi-annually in arrears at an annual rate of 0.50%, on March 15 and September 15 of each year, beginning on March 15, 2013. Beginning with the period commencing on September 15, 2017 and ending on March 14, 2018, and for each subsequent six-month period (from March 15 to, and including, September 14 and from September 15 to, and including, March 14), Toll Brothers Finance will pay contingent interest on the interest payment date for the applicable interest period if the average “trading price” of the Notes during the five consecutive trading days ending on the second trading day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Notes. On any interest payment date when contingent interest is payable, the contingent interest payable per Note will equal 0.50% per year of the average trading price of a Note during the applicable five trading-day reference period.

The Notes will mature on September 15, 2032, unless earlier exchanged, repurchased at the holder's option upon a fundamental change at a purchase price of 100% of the principal amount of Notes, plus accrued and unpaid interest, repurchased at the option of the holder on each of December 15, 2017, September 15, 2022 or September 15, 2027, at a purchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, or redeemed by Toll Brothers Finance at its option on or after September 15, 2017 at Toll Brothers Finance's option, at a redemption price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest.

The Notes Indenture contains customary events of default, including, among other things, payment default, exchange default, failure to provide certain notices under the Indenture and certain provisions related to bankruptcy events.

The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes, the guarantees and the shares of the Common Stock issuable upon exchange of the Notes have not been, and will not be, registered under the Securities Act. The Notes, the guarantees and any shares of Common Stock issued upon their exchange are subject to restrictions on transferability and resale.

The foregoing description of the Indenture does not purport to be a complete statement of the parties' rights and obligations under such agreement and is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Use of Proceeds

After deducting initial purchasers' discounts, fees and estimated expenses, the net proceeds to Toll Brothers Finance from the offering of the Notes were approximately $245,025,000 (assuming no exercise of the initial purchasers' option to purchase additional Notes). Toll Brothers Finance intends to use the net proceeds of the Notes offering for general corporate purposes.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d). Exhibits

The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit
No.                Item

4.1*	Indenture, dated as of September 11, 2012, among Toll Brothers Finance, the Company, the other guarantors party thereto and the Trustee

* Filed electronically herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLL BROTHERS, INC.

Dated:	September 13, 2012	By:	/s/ Joseph R. Sicree
Joseph R. Sicree
Senior Vice President,
Chief Accounting Officer